Exhibit 99.1

FOR IMMEDIATE RELEASE
Nicole Culbertson
(650) 849-1649

Essex Property Trust Completes $150 million
Private Placement Unsecured Bond Offering

Palo Alto, California—March 31, 2011—Essex Property Trust, Inc. (NYSE:ESS), a real estate investment trust (REIT) that invests in apartment communities located in highly desirable, supply-constrained markets, announced today that the Company and its operating partnership, Essex Portfolio, L.P., have completed a debut issuance of $150 million of Senior Unsecured Notes. An overview of the transaction and terms is as follows:

Issuer:	Essex Portfolio, L.P.

Security Type:	Guaranteed Senior Unsecured Notes

Structure:	Private Placement

Size:	$150 million

Term / Maturity date:	5 years / March 31, 2016

Pay Rate / Type:	4.36% / semi-annual; 360 day

Use of Proceeds:	Repay a portion of the outstanding indebtedness under its $275 million unsecured line of credit and for general corporate purposes.

Lead placement agent:	Mitsubishi UFJ Securities (USA), Inc.

Co-placement agents:	KeyBanc Capital Markets Inc.

PNC Capital Markets LLC

Michael J. Schall, President and Chief Executive Officer for the Company stated, “We are pleased with the results of our debut unsecured bond transaction. Not only is this transaction a testament to Essex’s strong credit profile but it also provides an important new financing alternative that can help lower our overall cost of capital.”

925 East Meadow Drive Palo Alto California 94303 telephone 650 494 3700 facsimile 650 494 8743
www.essexpropertytrust.com

The Company viewed the 5-year term as appropriate in conjunction with the match funding of the 2010 acquisition pipeline and the modest amount of maturing debt in 2016.

Mark J. Mikl, Senior Vice President, Capital Markets for the Company commented, “We look forward to building long term relationships with our new investor group and expanding these and other relationships as unsecured debt transactions are expected to become an integral component of our future capital structure.”

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Essex Property Trust, Inc., located in Palo Alto, California and traded on the New York Stock Exchange (ESS), is a fully integrated real estate investment trust (REIT) that acquires, develops, redevelops, and manages multifamily residential properties in selected West Coast markets. Essex currently has ownership interests in 147 apartment communities with an additional 2 properties in various stages of active development. Additional information about Essex can be found on the Company’s web site at www.essexpropertytrust.com.

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